Exhibit 10.1

ISLE OF CAPRI CASINOS, INC.
GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT ("Release" or "Agreement") is made and entered into by and between the Isle of Capri Casinos, Inc. (the "Company"), and Thomas J. Carr ("Employee"), and is presented to Employee on this 12th day of November 2004.

WHEREAS, Employee and the Company entered into an Employment Agreement dated July 1, 2003 ("Employment Agreement"), a copy of which is attached hereto as Exhibit "A."

WHEREAS, Employee has submitted to the Company his voluntary resignation as an employee and officer of the Company, including its subsidiaries and affiliates, effective as of November 12, 2004, a copy of which is attached hereto as Exhibit "B."

WHEREAS, as of his resignation date, the Company will provide to Employee all amounts due to him under the terms of his Employment Agreement and the receipt of such wages and benefits is not conditioned upon Employee’s execution of this Release;

NOW, THEREFORE, in consideration of the mutual promises contained in this Release, the Company and Employee agree as follows:

FIRST:   As of the date on which this Release becomes irrevocable in accordance with its terms (the "Effective Date"), the Company shall pay or provide to Employee:

a.	The continuation of Employee’s base salary in effect as of Employee’s Resignation Date for the lesser of a period of 26 weeks, measured from the Effective Date, or until Employee gains other employment. The term "employment" shall include Employee acting as an employee, consultant, paid advisor or acting in any other capacity in which he will receive payment in exchange for services. Employee shall be required to notify the Company when new employment is secured and accepted.

b.	So long as Employee is eligible to receive the salary continuation described in subsection (a) above, the Company shall continue Employee’s coverage under the Company’s group health and dental plans on the same terms and conditions as its active employees. During such period, the Company shall be entitled to deduct from any amount payable to Employee under subsection (a) above Employee’s share of the premiums due under such plans. Coverage hereunder shall be earlier terminated by the Company if Employee becomes covered under any other group health plan (as an employee or otherwise) or becomes entitled to Medicare benefits under Title XVIII of the Social Security Act. Nothing contained herein shall in any way interfere with any rights of Employee to continued his health benefit coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, 29 U.S.C. 1161 et seq. ("COBRA").

c.	The parties acknowledge that the vesting of stock options, restricted stock and deferred bonus payments shall be governed by the provisions of the separate Company’s Stock Option Plans and Deferred Bonus Plan; Employee acknowledges that he shall forfeit certain options, restricted stock and deferred bonus payments on account of his voluntary resignation, such forfeiture to be determined in accordance with the terms of the plans and any individual agreements related thereto.

Employee acknowledges that the amounts and benefits payable to him under subsections (a) and (b) hereof are in addition to the amounts and benefits that are otherwise payable to him with respect to the services performed for the benefit of the Company, under the terms of the Employment Agreement or any other plan, policy program or arrangement maintained by the Company and that such amounts and benefits are sufficient consideration to support the proscriptions and waivers set forth in this Agreement.

SECOND:    In consideration of the amounts and benefits payable to Employee in accordance with paragraph FIRST hereof, Employee, on behalf of himself, his heirs, administrators, representatives, executors, assigns and attorneys, agrees that he hereby fully releases and discharges the Company, and each of its stockholders, agents, representatives, insurers, directors, officers, employees, and each of its subsidiaries and related business entities, from any and all claims, demands, actions, liabilities, suits, debts, fees (including attorney’s fees), penalties and complaints of any nature which he may have or bring against the Company, and the above-listed entities or individuals, for any reason regarding any matter, cause or thing whatsoever, including, without limitation, any matter pertaining to his employment and the termination thereof, occurring on or before the date upon which Employee executes this Release. Without limiting the foregoing Release, and by way of example only, Employee warrants that he has not initiated or filed any claim and agrees not to initiate or file any claim against the Company, or the above-listed entities or individuals, for:

a.	Any alleged violations of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621 et seq., or the Older Workers’ Benefit Protection Act, or any similar state or local laws;

b.	Any alleged violations of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2002 et seq., or of federal Executive Order 11246 or any similar state or local laws;

c,	Any alleged violations of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1000 et seq.;

d.	Any alleged violations of the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. 12101, et seq., or any similar state or local laws;

e.	Any conduct on the part of the Company which Employee may allege to have constituted defamation, interference with contractual rights, abuse of rights, breach of good faith or an invasion of privacy; and

f.	Under any other basis, regarding any claims for compensation, wages, benefits, severance pay, vacation pay, pension benefits, termination pay benefits, damages, and fees under any state, federal, or local laws, statutes, ordinances, decisions, constitutional provisions, executive orders or regulations.

THIRD:  It is specifically understood by both the Company and Employee that Employee, by executing this Release, does not waive any rights or claims which he may have to unemployment compensation to which he may be entitled, to any distribution or benefit payments to which he may be entitled under the Company’s employee benefit plans, and that he does not waive any rights or claims which may arise after the date of execution of this Release and either the Company or Employee may pursue whatever legal or equitable remedies available to challenge the validity of this Release and/or any threatened breach or breach thereof.

FOURTH:     Employee acknowledges:

a.	That he has been given a period of no less than twenty-one (21) days during which to consider this Release; that if this Release is signed before the expiration of the period, the remainder of the period will be deemed waived and that if this Release is modified, the initial period will not be extended;

b.	That he has been advised to meet with and consult with his family and attorney and any other advisors of his choice regarding the terms of this Release;

c.	That he is voluntarily entering into this Release with the full understanding of the terms and conditions contained herein;

d.	That the consideration described in subsections (a) and (b) of paragraph FIRST hereof is in addition to that to which he is otherwise entitled;

e.	That this Release may be revoked within seven (7) days after its execution, and this Release will not become effective or enforceable until the revocation period has expired; and

f.	That the effectiveness of this Release is expressly conditioned upon Employee returning to Company all Company property within seven (7) days of Employee executing this Release.

FIFTH:  The Company and Employee understand and agree that this Agreement may not be used as evidence against either party except in any subsequent proceeding which is based solely upon a specific allegation that either of the parties has breached this Agreement or in any proceeding in which either party presents testimony about matters covered by this Agreement. Furthermore, the Company believes and asserts that it has at all times treated and otherwise dealt with Employee in a fair and lawful manner, and it is agreed between the parties that nothing herein shall be construed as an admission of fault or liability by the Company or any of the individuals or entities listed in Paragraph TWO above.

SIXTH:  This Release sets forth the entire agreement between the parties with respect to the subject matter hereof and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, with the specific exception of the terms of Employee’s Employment Agreement, governing non-competition, non-solicitation and confidentiality, as well as those provisions concerning governing law, arbitration, remedies, and independent review and advice which shall remain in full force and effect except with respect to the term of said obligations, which shall not be 12 months but shall be reduced to 6 months. The obligations imposed upon the Employee under the provisions of Employee’s Employment Agreement are deemed to be continuing in nature, and are therefore expressly referenced and incorporated herein. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Mississippi except as governed by federal law. Should a court rule that any provision of this Agreement is invalid under local, state or federal law, the parties hereby agree that the remaining provisions shall remain in full force and effect.

SEVENTH:  Pursuant to and consistent with the terms of Employee’s Employment Agreement governing ownership, trade secrets, and confidentiality, Employee hereby acknowledges and agrees that all "Confidential Information" as specifically defined in Employee’s Employment Agreement was received in strictest confidence and Employee shall not directly or indirectly utilize for the benefit of any person, business, enterprise or entity, or disclose any portion or any part of the "Confidential Information" to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. In addition to the definition stated in Section 5 of the Employment Agreement, "Confidential Information" also means all information of any nature whatsoever acquired or known by Employee as a consequence of or through Employee’s employment by the Company, including, but not limited to, (a) The Company matters, whether legal, administrative, financial or personal, and (b) the internal administrative financial operations of the Company or of any entity related to the Company including the existence of a relationship between the Company or any entity related to the Company and any other person or entity. Employee also agrees that the terms and conditions of this Agreement shall be confidential. Employee agrees not to be involved in any media events, releases or interviews with respect to the Company. Employee agrees, therefore, that he will not disclose or permit to be disclosed any information contained in the Release or any of its terms or conditions to anyone, including, but not limited to past, present and future Employees of the Company. Confidential Information does not include information in the public domain. The Company agrees that all requests from outside sources for verification of employment records or references of Employee will be handled as follows:

Unless required to do so by law, the only information to be provided will be Employee’s name, social security number, date of employment, last position, and date of separation.

In the event of a breach or a threatened breach by Employee of the provisions of this Paragraph SEVENTH, and in addition to any other remedies otherwise available to the Company, the Company shall be entitled to an injunction restraining Employee from breaching this Agreement, and/or any other remedy available to the Company for such breach or threatened breach.

EIGHTH:       Employee agrees that he will not publicly or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in embarrassment or injury to the reputation of the Company in any community in which the Company is engaged in business.

NINTH:  Employee agrees that he will furnish such information and proper assistance to the Company as may be reasonably necessary in connection with any administrative proceeding, claim, charge and/or any litigation in which the Company is now or may become involved. In connection therewith, the Company shall be obligated to pay only Employee’s direct expenses incurred hereunder.

TENTH:  Employee acknowledges that any amounts or benefits payable to him hereunder shall be subject to withholding for all income   and employment taxes required by law to be withheld.

ELEVENTH: In the event that any dispute arises in connection with, relating to, or concerning this Agreement or in the event of any claim for breach or violation of any provision of this Agreement, including Exhibit A hereto, in accordance with the Federal Arbitration Act Employee agrees that such dispute or claim will be resolved exclusively by arbitration. Any arbitration proceeding related to this Agreement will be conducted in accordance with the rules of the American Arbitration Association (the "AAA"). Employee and the Company agree that any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of Employee and the Company (or, if the Employee and the Company cannot mutually agree on an arbitrator, the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon Employee and the Company in accordance with applicable law. Each party to the arbitration proceeding will bear its own fees and costs in connection with any and all arbitration proceedings under this Paragraph ELEVENTH, to the extent permitted by law and in accordance with the rules of the AAA. The venue for any arbitration proceeding under this Paragraph ELEVENTH will be Biloxi, Mississippi. The venue for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Biloxi, Mississippi.

TWELFTH:      If Employee has returned all Company property in the time period specified above, then this Release will become effective SEVEN (7) DAYS from its execution, unless the Company receives written notice from Employee of his desire to revoke his acceptance of the Release. Such notice must be provided to:

Isle of Capri Casinos, Inc.
1641 Popps Ferry Road, Suite B-1
Biloxi MS 39532
Attention: Robert Boone, Vice President, Human Resources

and must be received within SEVEN (7) DAYS from the date of execution.

This portion intentionally left blank

THUS DONE AND SIGNED by Employee on this 16TH day of December, 2004.

Witnesses:                    Employee:
_________________________                              /s/ Thomas J. Carr
                                                  Thomas J. Carr
_________________________

Acknowledged and Agreed to by
Isle of Capri Casinos, Inc.:

By: /s/ Robert F. Boone

Date:: December 21, 2004

EXHIBIT A

Employment Agreement

(See Exhibit 10.26 to Isle of Capri Casinos, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 25, 2004 (File No. 0-20538))

EXHIBIT B

Thomas J. Carr
C/O Isle of Capri Casinos, Inc.
1641 Popps Ferry Road, Suite B-1
Biloxi, MS 39532

November 13, 2004

Isle of Capri Casinos, Inc.
Attn: Mr. Robert Boone
1641 Popps Ferry Road, Suite B-1
Biloxi, MS 39532

Re: Voluntary Resignation

Dear Robert:

This letter will serve as my voluntary resignation as an employee and officer of Isle of Capri Casinos, Inc. and its subsidiaries, effective as of November 12, 2004.

Sincerely,

/s/ Thomas J. Carr

Thomas J. Carr